                                                                     EXHIBIT 3.1

                           THIRD AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                           SOUTHERN FOODS GROUP, L.P.

                           THIRD AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT

                                       OF

                           SOUTHERN FOODS GROUP, L.P.



                               TABLE OF CONTENTS


                                                                                                                 Page
                                                                                                                 ----
ARTICLE I             GENERAL
         1.1      Continuation............................................................................        1
         1.2      Purpose.................................................................................        1
         1.3      Commencement and Term...................................................................        1
         1.4      Offices and Addresses...................................................................        1
         1.5      State Law Partnership...................................................................        2

ARTICLE II            DEFINITIONS.........................................................................        2

ARTICLE III           CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

         3.1      Capital Contributions...................................................................        4
         3.2      Capital Accounts........................................................................        4

ARTICLE IV            ALLOCATIONS

         4.1      Allocation of Profits and Losses........................................................        7
         4.2      Special Allocations.....................................................................        8
         4.3      Curative Allocations....................................................................        9
         4.4      Tax Allocations: Code Section 704(c)....................................................       10
         4.5      Other Allocation Rules..................................................................       10

ARTICLE V             DISTRIBUTIONS

         5.1      Distributions of Distributable Cash.....................................................       11

ARTICLE VI            RIGHTS AND OBLIGATIONS OF PARTNERS

         6.1      General Partner.........................................................................       11
         6.2      Authority of Limited Partner............................................................       12
         6.3      Reimbursement of Expenses...............................................................       12
         6.4      Outside Activities......................................................................       12


ARTICLE VII           TAX MATTERS; BOOKS AND RECORDS
         7.1      Tax Matters Partner.....................................................................       12
         7.2      Annual Tax Return.......................................................................       12
         7.3      Tax Elections...........................................................................       13
         7.4      Taxation as a Partnership...............................................................       13
         7.5      Books, Records and Accounting...........................................................       13

ARTICLE VIII          RESTRICTIONS ON TRANSFER

         8.1      Consent of Partners Required for All Transfers..........................................       13
         8.2      Substitute Partners.....................................................................       13
         8.3      No Additional Partnership Interests.....................................................       13

ARTICLE IX            DISSOLUTION AND WINDING UP

         9.1      Dissolution.............................................................................       14
         9.2      Reconstitution..........................................................................       14
         9.3      Liquidation.............................................................................       14
         9.4      Distribution in Kind....................................................................       14
         9.5      Termination of Partnership..............................................................       15

ARTICLE X             GENERAL PROVISIONS

         10.1     Addresses and Notices...................................................................       15
         10.2     Titles and Captions.....................................................................       15
         10.3     Pronouns and Plurals....................................................................       15
         10.4     Further Action..........................................................................       15
         10.5     Binding Effect..........................................................................       15
         10.6     Integration.............................................................................       15
         10.7     Third Party Beneficiaries...............................................................       15
         10.8     Amendment and Waiver....................................................................       16
         10.9     Counterparts............................................................................       16
         10.10    Applicable Law..........................................................................       16
         10.11    Invalidity of Provisions................................................................       16

EXHIBIT

Exhibit A - Partners and Percentage Interests

                           THIRD AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                           SOUTHERN FOODS GROUP, L.P.


         THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (the "Agreement") is entered into by and between SFG Management, LLC, a Delaware limited liability company (the "General Partner"), and Suiza Fluid Dairy Group, L.P., a Delaware limited partnership (the "Limited Partner" and, together with the General Partner, the "Partners").


                                   ARTICLE I
                                    GENERAL

         1.1 Continuation. The Partnership was formed as a limited partnership in accordance with the Delaware Act on December 20, 1994, and the Partners, who are the transferees of all of the partnership interests in the Partnership, hereby agree to continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The Partners hereby enter into this Agreement in order to set forth the rights and obligations of the Partners and certain matters related thereto. Except as expressly provided and permitted herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Delaware Act.

         1.2 Purpose. The purpose and business of the Partnership is to engage in any lawful business activities permitted by the Act and all other actions reasonably necessary or advisable in connection therewith or incident thereto.

         1.3 Commencement and Term. The Partnership commenced on December 20, 1994, and will continue in existence until the termination of the Partnership in accordance with the provisions of Section 9.1.

         1.4 Offices and Addresses. The principal office of the Partnership and the registered office of the Partnership shall be 1013 Centre Road, Wilmington, Delaware 19805, and the registered agent for service of process on the Partnership shall be Corporation Service Partnership, or such other registered office or registered agent as the General Partner may from time to time designate. The principal office of the Partnership shall be at 2515 McKinney Ave., LB 30, Suite 1200, Dallas, Texas 75201, or such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other place or places as the General Partner deems advisable. The address of each Partner is the address of such Partner appearing on the books of the Partnership from time to time.

         1.5 State Law Partnership. The Partners intend that the Partnership be treated as a limited partnership in accordance with the Delaware Act for all purposes under state law. The Partnership is not a sole proprietorship, and this Agreement shall not be construed to provide otherwise.


                                   ARTICLE II
                                  DEFINITIONS

         In addition to the other terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

         "Agreement" means this Third Amended and Restated Limited Partnership Agreement of Southern Foods Group, L.P., as it may be amended, supplemented, or restated from time to time.

         "Book Value" has the meaning set forth in Section 3.2(c).

         "Capital Account" means the capital account maintained for each Partner pursuant to Section 3.2.

         "Capital Contribution" means any cash or other property contributed by either Partner to the Partnership pursuant to the provisions of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time.

         "Delaware Act" means the Delaware Revised Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as it may be amended from time to time, and any successor to such Delaware Act.

         "Distributable Cash" means the amount by which the aggregate amount of all cash and cash equivalents from time to time held by the Partnership on hand or in bank accounts or other temporary investments pending distribution, exceeds the aggregate of all amounts to be paid or set aside by the Partnership for: (i) when due, all principal and interest payments on indebtedness of the Partnership and all other sums payable to lenders; (ii) all cash expenditures to be incurred in the normal operations of the business of the Partnership; and
(iii) such cash reserves as the General Partner may mutually deem reasonably necessary for the proper operation of the business of the Partnership.

         "Effective Date" means January 1, 2000.

         "Fair Market Value" means the price in cash, or its equivalent, that an asset would bring considering its highest and most profitable use, it then offered for sale in the open market, in competition with other similar assets at or near the same location, with a reasonable time allowed to find a purchaser.

         "General Partner" means SFG Management, and any other Person who is admitted as a General Partner in the Partnership on and after the Closing Date and whose admission has been reflected on the books and records of the Partnership.

         "Independent Accountants" means any of the five largest nationally recognized accounting firms in the Unites States, as selected by the General Partner. Deloitte & Touche LLP shall be the initial Independent Accountant.

         "Limited Partner" means Suiza Fluid Dairy Group, L.P. and any other Person who is admitted as a Limited Partner in the Partnership on and after the Closing Date and whose admission has been reflected on the books and records of the Partnership.

         "Liquidator" has the meaning set forth in Section 9.3.

         "Losses" has the meaning set forth in Section 3.2(b).

         "Partner" means SFG Management, Suiza Fluid Dairy Group, L.P., and any other Person who is admitted as a Partner in the Partnership on and after the Closing Date and whose admission has been reflected on the books and records of the Partnership.

         "Partnership" means the limited partnership continued pursuant to this Agreement.

         "Partnership Interest" means the interest of a Partner in the Partnership hereunder, including without limitation such Partner's right (a) to an allocable share of the profits, losses, deductions and credits of the Partnership, (b) to a distributive share of the assets of the Partnership and
(c) to participate in the management of the Partnership, or to vote with respect to certain matters, on the terms set forth in this Agreement.

         "Percentage Interest" means, for each Partner, the percentage set forth opposite such Partner's name on Exhibit A hereto as the Percentage Interest of such Partner.

         "Person" means any individual, corporation, partnership, trust or other entity.

         "Profits" has the meaning set forth in Section 3.2(b).

         "Regulations" means the Department of Treasury Regulations promulgated under the Code, as amended and in effect (including corresponding provisions of succeeding regulations).

         "SFG Management" means SFG Management, LLC, a Delaware limited liability company.

         "Tax Matters Partner" has the meaning set forth in Section 7.1.

         "Transfer" has the meaning set forth in Section 8.1.

                                  ARTICLE III
                   CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

         3.1 Capital Contributions. The transferors to the current Partners have previously made Capital Contributions to the Partnership. No Partner will be required or allowed to make any additional Capital Contribution unless such additional Capital Contribution has been approved by all Partners. If the Partners approve any additional Capital Contribution, such contribution will be made by all of the Partners in the same proportion as their Percentage Interests.

         3.2 Capital Accounts.

                  (a) Maintenance Rules. The Partnership shall maintain for each Partner a separate Capital Account in accordance with this
         Section 3.2, which shall control the division of assets upon liquidation of the Partnership as provided in Section 9.3. The Capital Account shall be maintained in accordance with the following provisions:

                           (i) Such Capital Account shall be increased by the
                  cash amount or Book Value of any property contributed by such Partner to the Partnership pursuant to this Agreement, such Partner's allocable share of Profits and any items in the nature of income or gain which are specially allocated to such Partner pursuant to Section 4.2 and Section 4.3 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

                           (ii) Such Capital Account shall be decreased by the
                  cash amount or Book Value of any property distributed to such Partner pursuant to this Agreement, such Partner's allocable share of Losses and any items in the nature of deductions or losses which are specially allocated to such Partner pursuant to Section 4.2 and Section 4.3 hereof, and the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

                           (iii) In the event all or a portion of an interest
                  in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; provided, however, that if the transfer causes a termination of the Partnership under
                  Section 708(b)(1)(B) of the Code, then the Partnership shall be deemed to have contributed its assets to a new limited partnership in exchange for interests in the new limited partnership, followed by a distribution of the interests in the new limited partnership to the Partnership and liquidation of the Partnership. Such deemed liquidation and reconstitution shall not cause the Partnership to be dissolved or reconstituted for purposes other than maintenance of the Capital Accounts and federal income tax, unless otherwise provided in Article IX.

         The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts generally are intended to comply with Section 1.704-1(b) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner reasonably determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Regulations, the General Partner may authorize such modifications.

                  (b) Definition of Profits and Losses. "Profits" and "Losses" mean, for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                           (i) Income of the Partnership that is exempt from
                  federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this Section 3.2(b) shall be added to such taxable income or loss;

                           (ii) Any expenditures of the Partnership described
                  in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this Section 3.2(b) shall be subtracted from such taxable income or loss;

                           (iii) In the event the Book Value of any Partnership
                  asset is adjusted pursuant to Section 3.2(c)(ii) or Section 3.2(c)(iii), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

                           (iv) Gain or loss resulting from any disposition of
                  property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

                           (v) In lieu of the deduction for depreciation, cost
                  recovery or amortization taken into account in computing such taxable income or loss, there shall be taken into account "Book Depreciation" as defined in this Section 3.2(b)(v). "Book Depreciation" for any asset means for any Fiscal Year or other period an amount that bears the same ratio to the Book Value of that asset at the beginning of such Fiscal Year or other period as the federal income tax depreciation, amortization or other cost recovery deduction allowable for that asset for such year or other period bears to the adjusted tax basis of that asset at the beginning of such year or other period. If the federal income tax depreciation, amortization, or other cost recovery deduction allowable for any asset for such year or other period is zero, then Book Depreciation for that asset shall be determined with reference to such beginning Book Value using any reasonable method selected by the General Partner; and

                           (vi) Notwithstanding any other provision of this
                  Section 3.2(b), any items that are specially allocated pursuant to Section 4.2 or Section 4.3 shall not be taken into account in computing Profits and Losses.

                  (c) Definition of Book Value. "Book Value" means for any asset the asset's adjusted basis for federal income tax purposes, except as follows:

                           (i) The initial Book Value of any asset contributed
                  by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the General Partner.

                           (ii) The Book Values of all Partnership assets shall
                  be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and (C) the liquidation of the Partnership within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g);

                           (iii) The Book Value of any Partnership asset
                  distributed to any Partner shall be the gross fair market value of such asset on the date of distribution, as determined by the General Partner.

                           (iv) The Book Values of Partnership assets shall be
                  increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 4.2(d) hereof; provided, however, that Book Values shall not be adjusted pursuant to this Section 3.2(c)(iv) to the extent the General Partner determines that an adjustment pursuant to Section 3.2(c)(ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 3.2(c)(iv).

                           (v) If the Book Value of an asset has been
                  determined or adjusted pursuant to Section 3.2(c)(i), Section 3.2(c)(ii), or Section 3.2(c)(iv) hereof, such Book Value shall thereafter be adjusted by the Book Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

                  (d) Interest; Loans. No interest will be paid by the Partnership on capital contributions or on balances in Capital Accounts. Loans by a Partner to the Partnership will not be considered capital contributions.

                  (e) No Withdrawal. No Partner will be entitled to withdraw any part of his capital contributions or Capital Account or to receive any distribution of Partnership assets from the Partnership, except as provided in Article V and Article IX of this Agreement.

                                   ARTICLE IV
                                   ALLOCATIONS

         4.1 Allocation of Profits and Losses.

                  (a) Allocation of Profit Generally. After giving effect to the allocations set forth in Section 4.2 and Section 4.3, and after giving effect to all distributions of cash or property (other than cash or property to be distributed pursuant to Article IX), Profits for any Fiscal Year shall be allocated to the Partners in the following manner:

                           (i) First, to each Partner with a negative balance
                  in its Adjusted Capital Account, pro rata in accordance with such negative Adjusted Capital Account balances, until such negative Adjusted Capital Account balances have been eliminated;

                           (ii) Next, to the Partners in proportion to their
                  Percentage Interests.

                  (b) Allocation of Losses.

                           (i) After giving effect to the provisions of Section
                  4.2 and Section 4.3, and subject to the limitation set forth in Section 4.1(b)(ii), Losses for any Fiscal Year shall be allocated to the Partners in the following manner:

                                    (A) First, to the Partners until each of
                           their Adjusted Capital Account balances is reduced to zero dollars ($0), in proportion to their Adjusted Capital Account balances;

                                    (B) Next, to the Partners in proportion to
                           their Percentage Interests.

                           (ii) Notwithstanding anything to the contrary in
                  Section 4.1(b)(i):

                                    (A) The Losses allocated pursuant to
                           Section 4.1(b)(i) hereof to any Partner for any Fiscal Year shall not exceed the maximum amount of Losses that may be allocated to such Partner without causing such Partner to have an Adjusted Capital Account Deficit at the end of such Fiscal Year.

                                    (B) If some but not all of the Partners
                           would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to
                           Section 4.1(b)(i) hereof, the limitations set forth in this Section 4.1(b)(ii) shall be applied by allocating Losses pursuant to this Section 4.1(b)(ii) only to those Partners who would not have an Adjusted Capital Account Deficit as a consequence of receiving such an allocation of Losses (with the allocation of such Losses among such Partners to be determined by the General Partner, based on the allocation that is most likely to effectuate the distribution priorities set forth in Section 5.1 hereof).

                                    (C) If no Partner may receive an additional
                           allocation of Losses pursuant to Section
                           4.1(b)(ii)(B) above, such additional Losses not allocated pursuant to Section 4.1(b)(ii)(B) shall be allocated solely to the Partners in proportion to their Percentage Interests.

         4.2      Special Allocations.

                  (a) Minimum Gain Chargeback--Partnership Nonrecourse Liabilities. If there is a net decrease in Partnership Minimum Gain during any Partnership Fiscal Year, certain items of income and gain shall be allocated (on a gross basis) to the Partners in the amounts and manner described in Regulations Section 1.704-2(f) and (j)(2)(i) and (ii), subject to the exemptions set forth in Regulations Section 1.704-2(f)(2), (3), (4), and (5). This Section 4.2(a) is intended to comply with the minimum gain chargeback requirement (set forth in Regulations Section 1.704-2(f)) relating to Partnership nonrecourse liabilities (as defined in Regulations Section 1.704-2(b)(3)) and shall be so interpreted.

                  (b) Minimum Gain Chargeback--Partner Nonrecourse Debt. If there is a net decrease in Partner Minimum Gain during any Partnership Fiscal Year, certain items of income and gain shall be allocated (on a gross basis) as quickly as possible to those Partners who had a share of the Partner Minimum Gain (determined pursuant to Regulations
         Section 1.704-2(i)(5)) in the amounts and manner described in Regulations Section 1.704-2(i)(4), (j)(2)(ii), and (j)(2)(iii). This
         Section 4.2(b) is intended to comply with the minimum gain chargeback requirement (set forth in Regulations Section 1.704-2(i)(4)) relating to partner nonrecourse debt (as defined in Regulations Section 1.704-2(b)(4)) and shall be so interpreted.

                  (c) Qualified Income Offset. If, after applying Section 4.2(a) and Section 4.2(b), any Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated (on a gross basis) to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible.

                  (d) Optional Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

                  (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Partners in proportion to their Percentage Interests.

                  (f) Partner Nonrecourse Deductions. Partner nonrecourse deductions shall be allocated pursuant to Regulations Section 1.704-2(b)(4) and (i)(1) to the Partner who bears the economic risk of loss with respect to the deductions.

                  (g) Special Allocation: Economic Sharing Arrangement. Notwithstanding anything to the contrary in this Article IV, the Partners acknowledge and agree that the manner in which distributions are to be made pursuant to Section 5.1 correctly reflects the Partners' economic sharing arrangement in the Partnership. To the extent that allocations of Profits, Losses, and other items of income, gain, loss, and deduction set forth in this Article V (other than this Section 4.2(g)) could produce an economic sharing arrangement among the Partners different than that described in Section 5.1, then the Partnership shall specially allocate items of gross income, gain, loss, and deduction among the Partners in any manner that may be required to cause the allocations of Profits, Losses, and other items of income, gain, loss, and deduction described in Article V to be consistent with the economic sharing arrangement described in Section 5.1.

         4.3 Curative Allocations. The allocations set forth in Section 4.1(b)(ii) and Section 4.2(a) through Section 4.2(f) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 4.3. Therefore, notwithstanding any other provisions of this Article IV (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 4.1(a), Section 4.1(b)(i), and Section 4.2(g) hereof. In exercising its discretion under this Section 4.3, the General Partner shall take into account future Regulatory Allocations under Sections 4.2(a) and 4.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.2(e) and 4.2(f).

         4.4 Tax Allocations: Code Section 704(c).

                  (a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Book Value (computed in accordance with Section 3.2(c)(i) hereof).

                  (b) If the Book Value of any Partnership asset is adjusted pursuant to Section 3.2(c)(ii) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

                  (c) Any elections or other decisions relating to such allocation shall be made by the General Partner.

                  (d) Allocations pursuant to this Section 4.4 are solely for purposes of federal, state, and local taxes and shall not affect or in any way be taken into account in computing any Person's Capital Account, Adjusted Capital Account, or share of Profits, Losses, and other items or distributions pursuant to any provision of this Agreement.

         4.5      Other Allocation Rules.

                  (a) For purposes of determining the Profits, Losses, or any other item allocable to any period, Profits, Losses, and any such other item shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

                  (b) For federal income tax purposes, every item of income, gain, loss and deduction shall be allocated among the Partners in accordance with the allocations under Sections 4.1, 4.2, 4.3, and 4.4.

                  (c) The Partners are aware of the income tax consequences of the allocations made by this Article IV and hereby agree to be bound by the provisions of this Article IV in reporting their shares of Partnership income and loss for income tax purposes.

                  (d) The Partners agree that the Partners' Percentage Interests represent the Partners' respective interests in Partnership profits for purposes of allocating excess nonrecourse liabilities (as defined in Regulations Section 1.752-3(a)(3)) pursuant to Regulations Section 1.752-3(a)(3).

                                    ARTICLE V
                                  DISTRIBUTIONS

         5.1 Distributions of Distributable Cash. The General Partner shall review the Partnership's accounts at the end of each calendar quarter to determine whether distributions are appropriate. Subject to Section 17-607 of the Delaware Act, the General Partner shall authorize such distributions of Distributable Cash as it may determine in its sole discretion; provided, however, to the extent there is sufficient Distributable Cash to make distributions under Section 5.1(a) hereof, such distributions shall be made. All such distributions of cash shall be made pro rata in accordance with the Partners' Percentage Interests.

                                   ARTICLE VI
                       RIGHTS AND OBLIGATIONS OF PARTNERS

         6.1 General Partner.

                  (a) Authority. The business and affairs of the Partnership will be managed by the General Partner, subject to the limitations and restrictions contained in applicable law. All determinations relating to the business and affairs of the Partnership will be made by the General Partner in its sole discretion. The General Partner will at all times act and exercise its discretion hereunder in a reasonable manner consistent with its fiduciary duty to the Limited Partner. The General Partner will have complete authority to take, in the name of the Partnership, any action that the General Partner determines to be appropriate under this Agreement or for the conduct of the business of the Partnership. All decisions and actions taken by the General Partner under the authority of this Section 6.1 will be binding upon all of the Partners and the Partnership. Each Partner will promptly execute instruments determined by the General Partner to be appropriate to evidence the authority of the General Partner to consummate any transaction permitted by this Agreement.

                  (b) Reliance by Third Parties. Notwithstanding any other provision of this Agreement to the contrary, no purchaser of property from the Partnership or other person dealing with the Partnership will be required to verify any representation by the General Partner as to its authority to encumber, sell or otherwise use any assets or properties of the Partnership, and any such purchaser or other person will be entitled to rely exclusively on such representation and to deal with the General Partner as if it were the sole party in interest therein, both legally and beneficially.

                  (c) Indemnification. The Partnership will indemnify and hold harmless the General Partner and any partner, member, employee, agent or representative of the General Partner against all liabilities, losses and damages incurred by any of them by reason of any act performed or omitted to be performed in the name of or on behalf of the Partnership, or in connection with the Partnership's business, including attorneys' fees and any amounts expended in the settlement of any claims or liabilities, losses or damages, to the fullest extent permitted by the Delaware Act; provided that no Partner will be subject to personal liability by reason of the indemnification provisions of this Section 6.1(c).

                  (d) Liability of General Partner. The General Partner will not be liable to the Partnership or any Limited Partner for errors in judgment or for any acts or omissions that do not constitute gross negligence or willful or wanton misconduct, including without limitation those acts or omissions that may constitute simple negligence.

                  (e) Reliance by General Partner. The General Partner may rely on and will be protected in acting or refraining from acting in reliance on any resolution, certificate, statement, instrument, opinion, report or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The General Partner may consult with legal counsel, accountants and other consultants and advisers selected by him, and any opinion of any such consultant or adviser as to matters which the General Partner believes to be within such person's professional or expert competence will be full and complete authorization and protection in respect of any action taken or suffered or omitted by the General Partner hereunder in good faith and in accordance therewith.

         6.2 Authority of Limited Partner. The Limited Partner may not take part in the control (as defined in the Act) of the Partnership, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership or any of the Partners, except as expressly set forth in this Agreement.

         6.3 Reimbursement of Expenses. The Partnership will reimburse the Partners for any expenses reasonably incurred by them on the Partnership's behalf.

         6.4 Outside Activities. Each Partner and any affiliate thereof may have business interests and engage in business activities in addition to those relating to the Partnership, and neither the Partnership nor any of the Partners will have any rights by virtue of this Agreement or the partnership relationship created hereby in any business ventures of any other Partner or any affiliate thereof.

                                   ARTICLE VII
                         TAX MATTERS; BOOKS AND RECORDS

         7.1 Tax Matters Partner. SFG Management shall be the "Tax Matters Partner" for Federal income tax purposes pursuant to Section 6231 of the Code with respect to each applicable taxable year of the Partnership. SFG Management is authorized to do whatever is necessary to qualify as such.

         7.2 Annual Tax Returns. SFG Management shall prepare or cause the Independent Accountants to prepare, at the Partnership's expense, and shall timely file, or cause the timely filing of, all tax returns and shall, on behalf of the Partnership, timely file, or cause the timely filing of, all other writings required by any governmental authority having jurisdiction to require such filing.

         7.3 Tax Elections. SFG Management shall do all acts, make all elections and take whatever reasonable steps are required to maximize, in the aggregate, the federal, state, and local income tax advantages available to the Partnership and shall defend all tax audits and litigation with respect thereto at the expense of the Partnership. SFG Management shall maintain the books, records, and tax returns of the Partnership in a manner consistent with the acts, elections and steps taken by the Partnership.

         7.4 Taxation as a Partnership. No election shall be made by the Partnership or any Partner for the Partnership to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.

         7.5 Books, Records and Accounting. The General Partner will keep or cause to be kept appropriate books and records with respect to the Partnership's business. The funds of the Partnership will be deposited in separate accounts in the name of the Partnership. The fiscal year of the Partnership will be the calendar year.

                                  ARTICLE VIII
                            RESTRICTIONS ON TRANSFER

         8.1 Consent of Partners Required for All Transfers. Neither Partner may sell, assign, convey, transfer, pledge or hypothecate in any manner (together, "Transfer") all or any portion of its Partnership Interest without the prior written consent of the other Partner, and any attempted Transfer in contravention of this requirement shall be void and of no effect.

         8.2 Substitute Partners. Notwithstanding the other provisions of this
Article VIII, no third party that acquires a Partnership Interest will have the right to participate in the management or control of the Partnership or to vote with respect to such Partnership Interest unless such transferee is admitted as a Partner with the written consent of each Partner. No transfer of a Partnership Interest (whether voluntary or involuntary) will be effective unless and until the transferee executes all documents and agreements deemed reasonably necessary or advisable by the General Partner to evidence such transfer and to insure that such transferee has assumed the duties and obligations of a Partner under this Agreement.

         8.3 No Additional Partnership Interests. Except for transfers of Partnership Interests in accordance with this Article VIII, the Partnership will not issue additional Partnership Interests without the written consent of each Partner.

                                   ARTICLE IX
                           DISSOLUTION AND WINDING UP

         9.1 Dissolution. The Partnership will be dissolved upon:

                  (a) an election to dissolve the Partnership that is approved in writing by both Partners;

                  (b) any other event that, under the Delaware Act, would cause the dissolution of the Partnership.

         9.2 Reconstitution. Upon the occurrence of any event that would cause the dissolution of the Partnership pursuant to clause (b) of Section 9.1, the Partnership may be reconstituted and its business continued upon unanimous approval by the remaining Partners obtained within 60 days after the date of dissolution.

         9.3 Liquidation. If the Partnership is dissolved and not reconstituted, the General Partner, or, if the General Partner is unable or unwilling to act in such capacity, a liquidator or liquidating committee selected by Partners holding a majority of the outstanding Partnership Percentages (the "Liquidator"), will proceed to wind up the affairs of the Partnership in an orderly manner. Except as expressly provided in this Article IX, the Liquidator will have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for such period of time as is reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein. The Liquidator will apply and distribute the assets of the Partnership (and any proceeds from the liquidation thereof) in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

                  (a) to the payment of the expenses of the terminating transactions, including without limitation brokerage commissions, legal fees, accounting fees and closing costs;

                  (b) to the creditors of the Partnership, including Partners, in the order of priority provided by law; and

                  (c) to the Partners in accordance with the positive balances in their respective Capital Accounts; provided however, that the Liquidator may place in escrow a reserve of cash or other assets of the Partnership for contingent liabilities in an amount reasonably determined by the Liquidator to be appropriate for such purposes.

         9.4 Distribution in Kind. If the Partnership is dissolved and it is not necessary to liquidate all the assets of the Partnership to make the payments required by Section 9.3(a) or 9.3(b), then the Liquidator may make an in-kind distribution of any remaining Partnership property to the Partners in lieu of all or a portion of the cash distribution required by Section 9.3(c).

         9.5 Termination of Partnership. Upon completion of the distribution of Partnership property as provided in Sections 9.3 and 9.4 of this Agreement, the Partnership will be terminated, and the Liquidator shall file any appropriate instruments in accordance with the Delaware Act to terminate the Partnership.


                                    ARTICLE X
                               GENERAL PROVISIONS

         10.1 Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to a Partner under this Agreement must be in writing and will be deemed given or made (a) when delivered in person or sent by telecopy, (b) one day after being sent by overnight delivery service, or (c) three days after being sent by United States registered or certified mail, in each case to the Partner at its address as shown on the records of the Partnership, notwithstanding any claim of any person who may have an interest in any Partnership Interest by reason of an assignment or otherwise.

         10.2 Titles and Captions. All article and section titles and captions in this Agreement are for convenience only and are not intended to be part of this Agreement or to define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

         10.3 Pronouns and Plurals. Wherever the context may require, any pronoun used in this Agreement includes the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs includes the plural and vice versa.

         10.4 Further Action. The parties agree to execute all documents, provide all information and take or refrain from taking all actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

         10.5 Binding Effect. This Agreement will be binding on and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

         10.6 Integration. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

         10.7 Third Party Beneficiaries. None of the provisions of this Agreement are intended to confer any benefit on any creditor of the Partnership or any other third party.

         10.8 Amendment and Waiver. This Agreement may be amended only in a writing executed and delivered by all of the Partners. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute waiver of any such breach or any other covenant, duty, agreement or condition.

         10.9 Counterparts. This Agreement may be executed in counterparts, all of which together will constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

         10.10 Applicable Law. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

         10.11 Invalidity of Provisions. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.










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                                       16

         IN WITNESS WHEREOF, this Agreement is executed effective as of 12:01 a.m., January 1, 2000.

GENERAL PARTNER:


SFG MANAGEMENT, LLC


By:    /s/ Michelle Goolsby
Name:  Michelle Goolsby
Title: Vice President


Address:

2515 McKinney Ave.
LB 30, Suite 1200
Dallas, Texas  75201


LIMITED PARTNER:

SUIZA FLUID DAIRY GROUP, L.P.

By: Suiza Fluid Dairy Group GP, LLC,
    Its General Partner

By:    /s/ Michelle Goolsby
Name:  Michelle Goolsby
Title: Vice President


Address:


2515 McKinney Ave.
LB 30, Suite 1200
Dallas, Texas  75201

                                    EXHIBIT A

                        PARTNERS AND PERCENTAGE INTERESTS


Partner                                                                                            Percentage
-----------------------------------------------                                                     Interest
                                                                                                   -----------
SFG Management, LLC (General Partner)                                                                  1.00%

Suiza Fluid Dairy Group, L.P. (Limited Partner)                                                       99.00%

         Total                                                                                       100.00%





                                       18